Exhibit 99(a)(4)

CERTIFICATE OF TRUST
  OF
 OHA PRIVATE CREDIT FUND

This Certificate of Trust of OHA Private Credit Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.          Name.  The name of the statutory trust formed by this Certificate of Trust is “OHA Private Credit Fund”.

2.          Delaware Trustee.  The name and the address of the trustee of the Trust having a principal place of business in the State of Delaware are Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3.          Effective Date.  This Certificate of Trust shall be effective upon filing.

 IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Delaware Trustee

By:	/s/ Ellen Jean-Baptiste
Name: Ellen Jean-Baptiste
Title: Assistant Vice President

/s/ Gregory S. Rubin
Gregory S. Rubin, Trustee